Exhibit 23.3

Consent of Independent Public Accounting Firm

The Board of Directors

USANA Health Sciences, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 30, 2010 relating to the balance sheets for Pet Lane, Inc. which appear in the USANA Health Sciences, Inc. current report on Form 8-K/A dated August 16, 2010.

/s/  Comyns, Smith, McCleary & Deaver, LLP

Lafayette, California

October 11, 2010